ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE  AGREEMENT (this  "Agreement") is made and entered into this 23rd day of April, 1997, by and between WorldPort Communications, Inc., a Delaware corporation ("Buyer") and Telenational Communications, Limited Partnership, a
Nebraska limited partnership ("Seller").

                  WHEREAS, Seller is a limited partnership with ownership divided between a general partner (the "General Partner") and several limited partners (each a "Limited Partner," and collectively with the General Partner, the "Partners"), each with an ownership stake as set forth on Exhibit A hereto;

                  WHEREAS, Seller provides domestic and international telecommunications services, and is a switch-based reseller of services of interexchange carriers, and operates telecommunications switches and operator services platforms in Omaha, Nebraska (the "Business");

                  WHEREAS, on April 4, 1997, Buyer and Seller signed that certain letter of intent in contemplation of the transactions to be entered into under this Agreement (the "Letter of Intent");

                  WHEREAS,   Seller  desires  to  sell,  and  Buyer  desires  to
purchase, the Purchased Assets and Assumed Liabilities and Assumed Obligations in accordance with the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as follows:


                                    ARTICLE I

            PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

                  1.1. Purchase and Sale of Seller's Assets. At the Closing (as hereafter defined), Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive, all right, title and interest in, to or arising from the Business, as a going concern, including the Purchased Assets, but excluding the Excluded Assets.

                  1.2. Purchased Assets. The "Purchased Assets" are all of the assets, properties, rights and claims used in, relating to or arising from the conduct of the Business, including the following:

                  (a)  All accounts and notes receivable;

                  (b)  All network and switching equipment;

                  (c) All Seller's rights to the FCC 214 License - File No. I-T-C88-056, held in the name of the General Partner, dated March 8, 1988 (the "FCC 214 License");

                  (d) All Seller's rights to the South American calling card business opportunity currently under development by Seller and its officers;

                  (e)  All cash, cash equivalents and marketable securities;

                  (f)  All carrier contracts;

                  (g)  All inventories;

                  (h) All rights to amounts received and receivable arising from the judgment in favor of Seller in the case Telenational Communications Limited Partnership v. Gateway Communications (HK) Ltd. and Winston Lee, Doc. 934, No. 260, in the District Court of Douglas County, Nebraska;

                  (i) All tools, machinery and equipment, whether owned or leased;

                  (j)  All vehicles and rights under vehicle leases;

                  (k) All office furnishings, shelves, equipment, telephone and telecopy numbers, fixtures and supplies;

                  (l) All real property, whether owned or leased, including all land, buildings, structures, easements, appurtenances and privileges relating thereto, and all leaseholds, leasehold improvements, fixtures and other appurtenances and options, including options to purchase and renew, or other rights thereunder (the "Real Estate");

                  (m) All technical, operational, manufacturing or marketing information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof and all claims and rights related thereto;

                  (n) The contents of all bank accounts, lock boxes, safe deposit boxes which are maintained for use in the conduct of the Business;

                  (o) All patents, trademarks, trade names, trade styles, logos and service marks and all applications and registrations therefor and licenses thereof;

                  (p) Copyrights and author's rights, whether published or unpublished, including rights to prepare, reproduce and distribute copies, compilations and derivative works;

                  (q) All customer files, all lists of customers, suppliers and vendors, all rights and claims under sales contracts, customer orders, service agreements, purchase orders, agent, dealer and distributorship agreements and other similar commitments;

                  (r) All rights in, to and under the Material Contracts listed on Schedule 2.15;

                  (s) All documents and records relating to the Purchased Assets, or the operations or products of the Business (including historical costing and pricing data), and employment and personnel records for all employees of the Business that Buyer chooses to hire;

                  (t) All accounting books, records, ledgers and electronic data processing materials;

                  (u)  Rights   under   agreements   with  employees  concerning
         confidentiality and the assignment of inventions;

                  (v) All information systems, programs, software and documentation thereof (including all electronic data processing systems, program specifications, source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material) which are used or intended to be used in the conduct of the Business;

                  (w) Prepaid expenses, deferred charges and cash advanced by customers of the Business and rights to volume rebates due from suppliers;

                  (x) Subject to the agreements set forth on Schedule 1.2(x), all goodwill associated with the Business, including all rights to use the name "Telenational Communications";

                  (y) All warranties related to assets owned and services received by Seller;

                  (z) All permits, licenses, franchises, product registrations, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) to conduct the operations of the Business and to own, construct, operate and maintain any product, fixture, facility, equipment, vehicle, machinery or installation of the Business; and

                  (aa) All other assets, properties, rights and claims related to the operations of the Business or which arise in or from the conduct thereof;

other than the Excluded Assets.

                  For  purposes  hereof,   "Excluded   Assets"  means  only  the
following assets of Seller:

                  (i) 850,000 shares of the Series A Non-Cumulative Preferred Stock of Enhanced Telecommunications Services, Inc. owned by Seller.

                  1.3. Assumed Liabilities. At Closing, Buyer shall assume and at or after Closing, as necessary, Buyer shall discharge the following liabilities of the Seller, but only to the extent to which they are recorded and accrued on Schedule 1.3 or arise from the date of Schedule 1.3 through and including the Closing Date (as hereafter defined) in the ordinary course of business consistent with Seller's past practices (the "Assumed Liabilities"):

                  (a) Amounts owed by Seller to creditors under third party loan agreements including amounts owed by Seller to Buyer under that certain secured Promissory Note dated April 4, 1997 (the "Buyer Note");

                  (b) Liabilities to trade creditors for accounts payable which arose in the ordinary course of the Business;

                  (c)  Liabilities   to   creditors  for  accrued  expenses  and
         liabilities for accrued payroll taxes which arose in the ordinary course of the Business;

                  (d) Liabilities owed by Seller to creditors who are Partners as shown on Schedule 1.3 up to a maximum of $600,000 (the "Affiliate Liabilities");

                  (e) Liabilities owed by Seller to the General Partner for accrued unpaid management fees or notes into which such accrued unpaid management fees have been converted up to a maximum of $400,000 (the "G.P. Liabilities");

                  (f)  Liabilities  and  obligations  to  Buyer  Employees   (as
         defined hereafter);

                  (g) Liabilities to provide services to prepaid calling card purchasers to the extent reflected as deferred revenue on the 1996 Financial Statements consistent with Seller's past practices; and

                  (h)  Liabilities under the leases for capital equipment.

At any time up until two (2) business days prior to Closing, the Partners to whom amounts are owed under the Affiliate Liabilities may opt to receive the common stock of Buyer, at $1.50 per share, as payment in lieu of cash. At any time up until two (2) business days prior to Closing, the General Partner may opt (with the consent of Buyer, which consent may be withheld in Buyer's sole discretion) to receive the common stock of Buyer, at $1.50 per share, as payment for the G.P. Liabilities in lieu of the G.P. Note, as defined hereafter. All shares of Buyer's common stock delivered in satisfaction of the Affiliate Liabilities are "Conversion Shares".

                  Buyer's assumption of the foregoing Assumed Liabilities is qualified by the understanding that under no circumstances shall Buyer's aggregate liability under the Assumed Liabilities exceed $4.5 million (the "Liabilities Cap"). If the Assumed Liabilities exceed the Liabilities Cap, the G.P. Liabilities to be assumed shall be reduced dollar for dollar until the aggregate value of the Assumed Liabilities does not exceed the Liabilities Cap. If, notwithstanding adjustments made in accordance with the foregoing sentence, the value of the Assumed Liabilities is greater than the Liabilities Cap, Buyer, in its sole discretion may elect to assume all or a portion of such additional liabilities (the "Additional Liabilities"). To the extent that Buyer assumes any Additional Liabilities, that number of the Escrowed Shares (as defined hereafter and valued for this purpose at $1.50 per share) equal to the value of the Additional Liabilities shall be distributed to Buyer.

                  1.4. Obligations. As of the Closing, Buyer will assume only the obligations of Seller to perform after the Closing Date with respect to the following obligations of Seller arising solely from the operation of the Business (referred to herein as the "Assumed Obligations"):

                  (a) Obligations under supplier contracts and purchase orders arising in the normal course of the Business consistent with Seller's past practices;

                  (b) Obligations under sales contracts and customer orders accepted in the normal course of the Business; and

                  (c) Obligations under the equipment operating leases to be assumed by Buyer at Closing that arose in the ordinary course of the Business.

Except as set forth in Section 1.3 or this Section 1.4, Buyer does not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller or any affiliate thereof arising at any time or of the Business arising on or prior to the Closing Date, whether known or unknown, contingent or absolute, or otherwise, all of which are retained by Seller and Seller shall indemnify, defend and hold harmless Buyer from and against all loss and expense resulting from or related to any thereof.

                  Buyer shall defend, indemnify and hold harmless the Seller from and against any and all liabilities, obligations, losses, claims, damages (not including any incidental or consequential damages), costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Buyer's failure to fully perform and discharge the responsibilities of the Seller with respect to the Assumed Liabilities and Assumed Obligations. The Buyer further agrees to pay and discharge all such Assumed Liabilities and Assumed Obligations as they come due.

                  1.5.  Consideration.   The  aggregate  consideration  for  the
Business and the Purchased Assets shall be as follows:

                  (a) 3,750,000 shares of Buyer's common stock subject to adjustment if (i) the Liability Cap is exceeded and Buyer assumes any Additional Liabilities, (ii) Buyer is due indemnification by Seller under Article IX hereof, (iii) there are any Expense Overruns (as defined in Section 12.3, or (iv) there are any Rejected Contracts (as defined in Section 1.9(c)) (as adjusted in accordance herewith, the "Buyer's Stock"); and

                  (b)  Assumption  of  the  Assumed  Liabilities   and   Assumed
Obligations.

                  1.6. Closing. The transfer of assets contemplated by this Agreement (the "Closing") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois, at 10:00 A.M. on the tenth (10th) business day following the later to occur of (i) the receipt and acceptance of the 1996 Financial Statements and (ii) the grant by the Federal Communications Commission (the "FCC") of a Joint Application (as defined hereafter) by Final Order (as defined hereafter), or at such other time or place as may be mutually agreed upon by the parties (the "Closing Date"). Upon consummation, the Closing shall be deemed to take place as of the close of business on the Closing Date.

                  1.7. Deliveries by Buyer. At Closing, Buyer shall deliver the following:

                  (a) Certificates evidencing the Buyer's Stock registered in the name of Seller;

                  (b) Payment of the Affiliate Liabilities or delivery of the Conversion Shares, as applicable;

                  (c) An Instrument of Assumption of Assumed Liabilities and Assumed Obligations in substantially the form attached hereto as Exhibit B executed on behalf of Buyer;

                  (d) The Escrow Agreement in substantially the form attached hereto as Exhibit C (the "Escrow Agreement") executed on behalf of Buyer;

                  (e) The Registration Rights Agreement in substantially the form attached hereto as Exhibit D (the "Registration Rights Agreement") executed on behalf of Buyer;

                  (f) An opinion of counsel to Buyer, including, but not limited to, opinions as to the organization, good standing and capitalization of Buyer and the authority of Buyer to enter into and perform under this Agreement and the enforceability of this Agreement against the Buyer;

                  (g) A  certificate  of Buyer  certifying  as to the  continued
         accuracy  of  the   representations  and  warranties  made  herein  and
         compliance with conditions precedent to the Closing;

                  (h) Certificate of the Secretary of Buyer certifying copies of the Certificate of Incorporation and Bylaws of Buyer as of the Closing Date;

                  (i) Payment or cancellation of the Buyer Note and a release of Mr. Edmund Blankenau from his guaranty thereunder which guarantee shall be returned to Mr. Blankenau at Closing; and

                  (j) Such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

One Million (1,000,000) shares of the Buyer's Stock (the "Escrowed Shares") shall, pursuant to the Escrow Agreement, be delivered to the Escrow Agent (as defined in the Escrow Agreement). The remainder of the Buyer's Stock shall be delivered to Seller. The consideration described in Section 1.7(b) shall be delivered to Seller on behalf of the relevant Partners.

                  1.8.  Deliveries by Seller.   At  the  Closing,  Seller  shall
deliver the following to Buyer:

                  (a) A Bill of Sale in substantially the form attached hereto as Exhibit E (the "Bill of Sale");

                  (b) An opinion of counsel to Seller, including, but not limited to, opinions as to the organization, good standing and capitalization of Seller and the authority of Seller to enter into and perform under this Agreement and the enforceability of this Agreement against the Seller;

                  (c) A  certificate  of Seller  certifying  as to the continued
         accuracy  of  the   representations  and  warranties  made  herein  and
         compliance with conditions precedent to the Closing;

                  (d) Certificate of an officer of Seller certifying copies of the organizational documents and ownership record book of Seller as of the Closing Date;

                  (e)  Any   third   party   consents  required  for  Seller  to
         consummate the transactions contemplated hereby;

                  (f)  Trademark assignments, if any;

                  (g)  Patent assignments, if any;

                  (h) Warranty deed to each parcel of Real Estate as required by applicable law, if any;

                  (i) Consent and estoppel letters from each lessor of real or personal property used in the Business;

                  (j) Except for the creditors set forth on Schedule 1.8 (j), which creditors shall provide Seller with consents to the consummation of the transactions contemplated hereunder and which consents Seller shall also deliver to Buyer at Closing, payoff and release letters from creditors of the Seller together with UCC-3 termination statements with respect to financing statements filed against the Business or any of the Purchased Assets;

                  (k)  The Escrow Agreement executed on behalf of Seller;

                  (l) The Registration Rights Agreement executed on behalf of Seller; and

                  (m) Such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

At the Closing, Seller shall take all steps necessary to place the Buyer in actual possession and operating control of the Business and the Purchased Assets.

                  1.9.  Nonassignable Contracts.

                  (a) To the extent that the assignment by Seller of any sales order, purchase order, lease or other contract included in the Purchased Assets is not permitted without (i) the consent of the other party to the contract,
(ii) the approval of Buyer as a source of the products or services called for by such contract or (iii) the approval of Buyer as a lessee, this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular contract or order (or class thereof), Seller shall use commercially reasonable efforts to obtain any and all such consents, approvals and novations.

                  (b) If any consent, approval or novation is requested but not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide the Buyer with all of the benefits under such contract, lease or order as if such consent, approval or novation had been obtained, including subleases from Seller and, undertakings by Buyer of the work necessary to complete contracts and to deliver goods and services called for thereunder as the agent of Seller with the understanding that Seller shall then invoice the purchaser for the goods and services provided and promptly remit the amount of the receivable to Buyer. In any such arrangement, the Buyer shall have the sole responsibility with respect to the completion of the work following Closing; shall bear all costs and expenses with respect thereto arising or occurring after the Closing Date; shall be solely entitled to the benefits; and shall be solely responsible for any breach of contract with respect to the goods and services of the Business to the extent they are manufactured or performed after the Closing Date.

                  (c) If a consent, approval or novation requested by Buyer pursuant to this Section is not obtained prior to the Closing Date and as a result Buyer will not receive the benefit of the goods or services to be received or the amounts to be paid pursuant to the underlying contract, lease or order despite the best efforts of the parties to develop a suitable arrangement pursuant to subsection (b) above (the "Rejected Contracts"), Buyer shall give written notice at or prior to Closing that the following adjustments shall be made:

                  (i) All rights of Seller with respect to each Rejected Contract identified in Buyer's notice shall be deemed Excluded Assets and shall not be deemed Purchased Assets for purposes of this Agreement, including for the determination of the consideration to be paid to Seller;

                  (ii) All liabilities and obligations of Seller with respect to each Rejected Contract identified in Buyer's notice shall not be deemed Assumed Liabilities for purposes of this Agreement, including determination of the consideration to be paid to Seller, and

                  (iii) The consideration to be paid pursuant to Section 1.5(a) above shall be reduced to account for the value of the Rejected Contract. For the purposes of this reduction, the Buyer's Stock shall be valued at $1.50 per Share.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Buyer as of the date hereof, and as of the Closing Date, as follows:

                  2.1. Authority. Seller has all requisite power and authority, without the consent of any other person except for the creditors listed on
Schedule 1.8(j), and the Limited Partners, which consent shall have been received prior to Closing, to execute and deliver this Agreement and the agreements to be delivered at Closing and to carry out the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by Seller to authorize the execution and delivery of this Agreement have been duly and properly taken. All acts or proceedings required to be taken by Seller to authorize the performance of this Agreement and all transactions contemplated hereby will have been duly and properly taken on or before the Closing Date.

                  2.2. Validity. This Agreement has been, and the documents to be delivered at Closing by Seller will be, duly executed and delivered and constitute lawful, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles.
Except as set forth on Schedule 2.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of Seller, will not otherwise restrict the ability of Buyer to carry on the Business after Closing and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the certificate of limited partnership of Seller, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Seller is a party or by which Seller or any of its Purchased Assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Seller. Except as set forth in Schedule 2.2, no approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

                  2.3.  Due Organization.

                  Seller has been duly organized, and is validly existing and in good standing under the laws of its state of formation, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged.

                  2.4.  Transactions  with  Affiliates.  Except  as set forth on
Schedule 2.4, since December 31, 1996, there has not been any distribution of cash declared or paid or any other distribution of assets by the Seller made to its Partners or affiliates. Except as set forth on Schedule 2.4, no Partner nor any affiliate of Seller, directly or indirectly:

                  (a) owns any debt, equity or other interest or investment greater than 5% in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Seller or the Business;

                  (b) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, the Seller;

                  (c) has any interest in or owns any property or right used in the conduct of the Business;

                  (d) is a party to any contract, lease, agreement, arrangement or commitment entered into with Seller or otherwise in connection with the Business; or

                  (e)  has outstanding any loan or advance from Seller.

                  2.5. Financial Statements. Buyer has received Seller's audited financial statements for the years ended December 31, 1994 and 1995 (the "1994 and 1995 Financials") and Seller represents that the 1994 and 1995 Financials, attached hereto as Schedule 2.5 are (i) accurate, correct and complete; (ii) in accordance with the books of account and records of Seller; (iii) fair presentations of the financial condition and results of operations of Seller as of the dates and for the periods indicated therein; and (iv) prepared in accordance with U.S. generally accepted accounting principles, as consistently applied by Seller. Seller has also provided Buyer with an unaudited profit and loss statement and balance sheet for the year ended December 31, 1996 (the "Unaudited Financial Statements"), dated as of April 14, 1997. Except as set forth on the Unaudited Financial Statements, Seller does not have any liabilities or obligations of any nature (accrued, absolute, contingent or otherwise) other than liabilities incurred in the ordinary course of business since the date of the Unaudited Financial Statements on terms and conditions and in amounts consistent with past practice and not exceeding $15,000, except as set forth in Schedule 2.5. Prior to Closing, Seller shall present Buyer with the audited financial statements of Seller for the year ended December 31, 1996 (the "1996 Financial Statements"). The 1996 Financial Statements shall be (i) accurate, correct and complete; (ii) in accordance with the books of account and records of Seller; (iii) fair presentations of the financial condition and results of operations of Seller as of the dates and for the periods indicated therein; and (iv) prepared in accordance with U.S. generally accepted accounting principles, as consistently applied by Seller.

                  2.6. Books and Records. The books of account, records of ownership and other records (financial and otherwise) of Seller are in all respects complete and correct and are maintained in accordance with good business practices.

                  2.7. Interim Change. Except as set forth on Schedule 2.7, since December 31, 1996 there have not been any of the following with respect to
Seller: (a) any material adverse change in the financial condition, assets, liabilities, personnel, business, prospects or relationships with suppliers, customers, distributors, sales representatives, lenders, lessors or others (a "Material Adverse Effect") or (b) any damage, destruction or loss of any material assets, whether or not covered by insurance. Since December 31, 1996, Seller has operated the Business in the ordinary course, consistent with past practices.

                  2.8. Accounts  Receivable.  To the best of Seller's knowledge,
Schedule 2.8 hereto sets forth an accurate, correct and complete aging of all outstanding accounts and notes receivable of Seller as of March 31, 1997. To the best of Seller's knowledge, all outstanding accounts and notes receivable of Seller are due and valid claims against account debtors for goods or services delivered or rendered, are not subject to any defenses, offsets or counterclaims and are collectible within 90 days of the date of the applicable invoice (net of the stated allowance for doubtful accounts reflected on Schedule 2.8). All receivables arose in the ordinary course of business. Except as set forth on
Schedule 2.8, no receivables are subject to prior assignment, claim, lien or security interest. Where receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of Seller have been properly filed and recorded.

                  2.9. Insurance. Schedule 2.9 is a complete and correct list and summary description (including the name of the carrier, coverage, premium and expiration date) of all policies of insurance or fidelity bond maintained by Seller. Such policies are in full force and effect.

                  2.10. Title to Assets.  Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets. Except as set forth on Schedule 2.10, none of the Purchased Assets which the Seller purports to own are subject to (a) any title defect or objection; (b) any contract of lease, license or sale; (c) any security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except minor liens and encumbrances which do not materially detract from the value or interfere with the present use thereof; (d) any royalty or commission arrangement; or (e) any claim, covenant or restriction. Schedule 2.10 sets forth an accurate, correct and complete list of all depreciable Purchased Assets. The Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all requirements of the Business as presently conducted. The Purchased Assets will furnish the Buyer with all of the capacity and rights to produce, develop, use, sell, distribute, install and service the products of the Business and to perform the same services in the same manner as presently being performed by Seller.

                  2.11. Proprietary Information. Except as set forth on Schedule
2.11, information in the nature of trade secrets, know-how or proprietary information used by Seller, including but not limited to, customer lists, customer files, mailing lists, copyrighted and copyrightable material, electronic data processing systems, program specifications and technical information relating to the products and the operation of the Business (the "Proprietary Information"): (a) is owned solely and exclusively by Seller free and clear of any adverse claims; and (b) has been continuously maintained as confidential information by Seller by taking all reasonable precautions to protect the confidentiality of such Proprietary Information. Seller has no knowledge of any violation of any trade secret rights or copyrights with respect to the Proprietary Information by any other person, nor of any violation by Seller of any trade secret rights, patents, trademarks or copyrights of any other person.

                  2.12. Customers and Suppliers. All contracts or agreements with customers and suppliers currently in effect were entered into by or on behalf of Seller in the ordinary course of business at prices, in quantities and on terms consistent with past practice. Seller has no reason to believe that any customer or supplier will cease to do business with Seller after, or as a result of, the consummation of any transactions contemplated hereby or that any customer or supplier is threatened with bankruptcy or insolvency. Except as set forth on Schedule 2.12 Seller knows of no fact, condition or event which would adversely affect the relationship of Seller with any customer or supplier after Closing.

                  2.13. Employees. Schedule 2.13 hereto sets forth an accurate, correct and complete list and summary description of all agreements, arrangements or understandings, written or oral, with officers, directors and employees of Seller, including those regarding services to be rendered, terms and conditions of employment, non-competition, confidentiality and compensation (the "Employment Contracts"). Seller has provided Buyer with information that is correct in all material respects with respect to (a) the length of service of each employee of Seller (each a "Business Employee"); and (b) the compensation (including terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each Business Employee. Schedule 2.13 contains a list and summary description of all cash profit-sharing plans, benefit plans and other compensation arrangements or understandings of Seller or to which Seller is a party or otherwise bound. Seller has no pension or profit sharing plans that require it to comply with the provisions of the Employee Retirement Income Security Act of 1974, as amended. Seller is not a party to any collective bargaining agreement. Seller has not suffered or sustained any labor disputes resulting in any work stoppage. Seller does not have any unfunded liabilities in connection with its 401(k) plan or in connection with any other retirement or employee benefit plan.

                  2.14. Licenses and Permits. Schedule 2.14 hereto contains an accurate, correct and complete list and summary description of each license (including the FCC 214 License), permit, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization issued to Seller or used in the Business, (collectively, the "Licenses and Permits"). The Licenses and Permits are valid and in full force and effect and there are not pending, nor, to the knowledge of Seller, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any of the Licenses and Permits. Except as set forth on Section 2.14, the execution of this Agreement and the consummation of the transactions contemplated hereby will not alter or result in the termination or modification of any License or Permit. The Licenses and Permits listed on Schedule 2.14 include all licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations and other authorizations as are necessary or appropriate in order for Seller to own and conduct its business, sell and distribute its products, operate its motor vehicles and occupy and lease its offices. No violations have been recorded in respect of any Licenses and Permits, and Seller has no knowledge of any meritorious basis therefor.

                  2.15. Material Contracts. Schedule 2.15 hereto sets forth an accurate, correct and complete list of all contracts, instruments, commitments, agreements, arrangements and understandings including all amendments and supplements thereto, to which Seller is a party or is bound, or by which any of the assets of Seller are subject or bound (i) which involve benefits or obligations with a value individually or in the aggregate, of $20,000 or more, or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the "Material Contracts"):

                  (a)  any customer and representative contracts;

                  (b)  any vendor and carrier contracts;

                  (c) any sales, license, service or distribution agreements and contracts;

                  (d)  any leases of real or personal property;

                  (e)  all Employment Contracts;

                  (f) all agreements and contracts containing requirements or "take or pay" provisions;

                  (g)  all   agreements   between  Seller  and  any  Partner  or
affiliate of Seller;

                  (h)  all agreements and contracts for insurance;

                  (i) all agreements and contracts with state, federal, local, regulatory or other governmental entities;

                  (j) all agreements and contracts not to compete or otherwise restricting activities;

                  (k) all agreements and contracts containing a provision to indemnify any party or assume any tax, environmental or other liability; and

                  Except as set forth on Schedule 2.15, all Material Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect and none of the parties to any Material Contract are in breach of, violation of, or in default under the terms of any such Material Contract. Except as set forth on Schedule 2.15, no event has occurred which with notice or passage of time or both would result in a breach of, violation of, or in default under, the terms of any Material Contract. Except as set forth on
Schedule 2.15, the consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a breach of, violation of, or default under any provision of any Material Contract. There is no adverse claim on the rights of Seller under any Material Contract. None of the rights of Seller under any Material Contract will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Buyer after the Closing Date without the consent or agreement of any other party, including all rights to renew the applicable Material Contract. Seller has delivered accurate, correct and complete copies of each Material Contract to Buyer.

                  2.16. Taxes. All federal, state, county and other tax returns, reports and declarations of every nature (including income, employment, excise, property, sales and use taxes) required to be filed by or on behalf of Seller have been filed or will be filed by their respective due dates, as extended, and have been paid. There are no outstanding agreements or waivers extending the statute of limitations with respect to the assessment of any federal income tax or other tax. Except to the extent reflected on the Unaudited Financial Statements or accrued in the Assumed Liabilities, since December 31, 1996, Seller does not have any tax liability.

                  2.17. Legal Proceedings. Except as set forth in Schedule 2.17 hereto, Seller is not engaged in or a party to or, to the best of the knowledge of Seller, threatened with any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements; and, Seller does not know of, anticipate or have notice of any reasonable basis for any such action. Seller has not received notice of any investigation threatened or contemplated by any foreign, federal, state or local governmental or regulatory authority, including those involving the working conditions of employees, the Business' employment practices or policies, or compliance with environmental regulations. Neither Seller nor any of the assets of Seller is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

                  2.18.  Compliance with Law.

                  (a)  With respect to the United States:

         Seller and the Business conform to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations. Seller has complied with all statutes, codes, ordinances, licensing requirements, laws, rules, regulations, decrees, awards or orders applicable to its business or operations; and there is not and will not be any liability arising from or related to any violations thereof; Seller has no knowledge of any violations of such laws. Seller has submitted or filed all reports and statements required by all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations in a timely manner and all such reports and statements were true and correct in all material respects when submitted or filed.

                  (b) With respect to the laws of all other countries in which Seller conducts the Business:

         To the best of Seller's knowledge, Seller and the Business conform to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations. To the best of Seller's knowledge, Seller has complied with all statutes, codes, ordinances, licensing requirements, laws, rules, regulations, decrees, awards or orders applicable to its business or operations; and there is not and will not be any liability arising from or related to any violations thereof; Seller has no knowledge of any violations of such laws. To the best of Seller's knowledge, Seller has submitted or filed all reports and statements required by all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations in a timely manner and all such reports and statements were true and correct in all material respects when submitted or filed.

                  2.19. Brokers. Seller has retained Mr. David Friedrich as a broker. Schedule 2.19 accurately describes all obligations and liabilities of Seller (the "Broker Fees") to Mr. Friedrich.

                  2.20. Seller's Investment Intent; Provisions of Information. The Buyer's Stock acquired by Seller pursuant to this Agreement is being acquired for Seller's own account, for investment and not with a view to the distribution thereof within the meaning of Section 2 of the Securities Act of 1933, as amended (the "1933 Act"); provided, however, Seller shall be able to distribute the Buyer's Stock to the Partners, so long as such distribution shall not amount to a distribution within the meaning of Section 2 of the 1933 Act. Seller is a sophisticated investor and has had access to all information regarding Buyer necessary to make a decision to invest in the Buyer's Stock. Seller has received from Buyer and has reviewed Buyer's 1995 and 1996 reports on Form 10-KSB, Buyer's reports on Form 10-QSB for the first, second and third quarters of 1996, the Buyer's report on Form S-8 dated February 7, 1997 and Buyer's Private Placement Memorandum dated November 1, 1996.

                  2.21. Disclosure. The representations and warranties of Seller contained in this Agreement and the schedules, certificates or other written statements delivered pursuant to this Agreement or in connection with the transactions contemplated herein, are each accurate, correct and complete in all respects, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Each list and description contained on any schedule delivered pursuant to this Agreement is accurate and complete.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

                  Buyer hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, as follows:

                  3.1. Authority. Buyer has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements to be delivered at Closing and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

                  3.2. Validity. This Agreement has been, and the documents to be delivered at Closing by Buyer will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) Buyer's certificate of incorporation or bylaws, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Buyer is a party or by which Buyer or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Buyer.

                  3.3.  Due Organization.   Buyer is a corporation organized and
validly existing under the laws of the State of Delaware, and has full power and authority to carry on the business in which it is engaged.

                  3.4. SEC Documents. Buyer has filed all reports, forms, schedules and other documentation ("Reports") with the Securities Exchange Commission as required by the Securities Exchange Act of 1934, as amended and as required by the Securities Act of 1933, as amended. None of the Reports, as of the respective dates, contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  3.5. Access. Buyer and its agents have been given the access to the assets, books, records and contracts as requested by Buyer, have been given the opportunity to meet with officers and other representatives of Seller for the purpose of investigating and obtaining information regarding the Business and the Purchased Assets.

                  3.6. Capital Stock of Buyer. The authorized capital stock of Buyer consists of 65,000,000 shares of common stock, par value $.0001 per share and 10,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this Agreement, 10,883,333 shares of common stock are issued and outstanding, and no shares of common stock are held in the treasury of Buyer, and no shares of preferred stock are issued and outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Except as described on Schedule 3.7 attached hereto, there are no outstanding subscriptions, options, calls, conversion rights, warrants or other agreements or commitments of any nature whatsoever, either firm or conditioned, obligating Buyer to issue, deliver, sell or otherwise encumber, or cause to be issued, delivered, sold or otherwise encumbered, any additional shares of common stock, or any securities convertible into or exchangeable for shares of common stock of Buyer or obligating Buyer to grant, extend or enter into any such agreement or commitment. Buyer represents and warrants that none of Buyer's issued and outstanding common stock was issued in violation of any third party's preemptive rights. Buyer represents and warrants that upon each issuance of common stock hereunder, the shares of common stock issued shall be free and clear of all liens, security interests and encumbrances of any kind whatsoever and shall be duly authorized and validly issued, fully-paid and nonassessable.

                  3.7. No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default or loss of a benefit under, or permit the acceleration of any obligation under, any provision of the Certificate of Incorporation or Bylaws of Buyer, or any mortgage, indenture, lease, covenant, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its respective properties.

                  3.8.  Financial Statements.

         (a) Prior to the execution of this Agreement, Buyer has delivered to Seller true and correct copies of (i) audited consolidated financial statements of Buyer as of and for the fiscal years ended December 31, 1996 and 1995, including the statements of condition, statements of operations, statements of changes in shareholders' equity, statements of cash flow and related footnote disclosures, and (ii) unaudited statement of condition and statement of operations and statement of cash flow as of and for the period ended March 15, 1997 (collectively, "Buyer's Financials"). As of their respective date, such Buyer's Financials present fairly the financial position of Buyer as of the dates thereof and the results of its operations for the periods then ended. Except as set forth on the Buyer's Financials and in Buyer's 1996 Form 10-KSB, dated April 15, 1997, Buyer does not have any liabilities or obligations of any nature (accrued, absolute, contingent or otherwise) other than liabilities incurred in the ordinary course of business since the date of the Buyer's Financials on terms and conditions and in amounts consistent with past practice and not exceeding $15,000.

         (b) Buyer has conducted its business since December 31, 1996, only in the ordinary and usual course, and Buyer has not undergone or suffered any change in its condition (financial or otherwise), properties, assets, liabilities, business operations or prospects which have been, in any case or in the aggregate, materially adverse to Buyer.

                  3.9. No Litigation. Except as set forth on Schedule 3.10, there is not pending or, to the knowledge of Buyer, threatened or existing, any claim, unsatisfied judgment, litigation, governmental investigation or proceeding before any court, arbitrator or federal or state or other governmental commission, board or other agency, by or against or adversely affecting the operations or financial condition of Buyer or its business, property or assets or any business, property or assets with respect to which Buyer has an agreement, understanding or arrangement to acquire.

                  3.10. Subsidiaries. Except as described on Schedule 3.11 attached hereto, Buyer does not control, directly or indirectly, any other corporation, association, partnership or other business entity or own any shares of capital stock or other securities of any other entity or any general or limited partnership; nor has Buyer entered into any contract, agreement, commitment or arrangement to acquire any such interest.

                  3.11.  Registration  Rights.  Except as set forth in  Schedule
3.12 and as provided in this Agreement, Buyer is not a party to, or otherwise bound by, any agreement or commitment which obligates Buyer to register under federal securities laws any of the Buyer's presently outstanding securities or any of Buyer's securities which may hereafter be issued.

                  3.12. Tax Returns. Buyer has filed all federal and state income tax returns and all other returns with respect to taxes, either federal or state, which are required to be filed, and has paid all taxes shown as due on such returns.


                                   ARTICLE IV

                             ACTIONS PENDING CLOSING

                  4.1. Interim Conduct of Business. From the date hereof until the Closing, Seller shall preserve, protect and maintain the Business, and operate the Business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise agreed by Buyer in writing, Seller shall not:

                  (a)  merge,   liquidate,   consolidate,   amend   its  limited
partnership agreement or effect any other organizational change;

                  (b) expressly enter into, amend or terminate, or agree to enter into, amend or terminate any Material Contract, except as noted on
Schedule 4.1 hereto, and shall comply with all obligations under all the Material Contracts in all material respects;

                  (c) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any assets, properties, rights or claims, except in the ordinary course of business and at prices and on terms consistent with past practice;

                  (d) incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities in the ordinary course of business and consistent with past practice;

                  (e) fail to maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted;

                  (f) fail to comply in all respects with applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property;

                  (g) forgive or cancel any debts or claims, or waive any rights thereto;

                  (h) enter into any other transaction outside the ordinary course of business; and

                  (i) take or omit to take any action which could have a Material Adverse Effect or cause any representation or warranty herein to become false in any material respect.

From the date hereof through the Closing, Seller shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and the general status of on-going operations of the Business. Seller shall promptly notify Buyer of any threatened or actual loss of an agent or any affinity groups, and any material change in the financial condition, results of operations, personnel, properties, business or prospects of Seller and shall keep Buyer fully informed of such events and permit Buyer's representatives to participate in all discussions relating thereto.
                  4.2. Assistance of Seller. Seller shall assist Buyer in Buyer's attempts to renegotiate certain of the Assumed Liabilities with the creditors associated with such liabilities.

                  4.3. Access. Seller shall give Buyer and its employees, lenders, financial advisors, attorneys, accountants and other authorized representatives full and free access to all properties, facilities, personnel, accountants, customers, vendors, books, contracts, leases, commitments and records of Seller, and shall furnish Buyer with all financial and operating data and other information as to the Business and the assets, properties, rights and claims of Seller, as Buyer may from time to time request.

                                    ARTICLE V

                                    COVENANTS

                  Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements:

                  5.1. Continued Assistance. From time to time after Closing, at Buyer's request and without further consideration, Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to carry out the provisions hereof and the transactions contemplated hereby.

                  5.2. No Solicitation. Until the termination of this Agreement, Seller shall not permit its officers, directors or representatives to, solicit, encourage (including by way of furnishing any non-public information concerning the operations, properties or assets of Seller), entertain or enter into any discussions or negotiations with respect to any proposal to acquire Seller or any substantial portion of its assets.

                  5.3. Taxes. Seller shall promptly pay and fully discharge any income, excise, employment, sales or use taxes imposed as a result of the sale, transfer, conveyance or assignment of the Buyer's Stock pursuant to the transactions contemplated hereby.

                  5.4. Best Efforts. Seller shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Seller shall use its best efforts to negotiate in good faith the Closing Agreements (as defined in Section 6.9), fulfill each party's conditions to Closing, perform the covenants required to be performed by them, obtain all necessary consents and to cause each of their representations and warranties to remain true and correct in all respects as of the Closing Date. Seller shall use its best effort to cause the General Partner to cooperate with Buyer in the preparation, filing and prosecution of the Joint Application.

                  5.5. No Inconsistent Actions. Neither Seller nor any of its affiliates shall take any action inconsistent with the General Partner's obligations as an applicant to the Joint Application, and neither Seller nor any of its affiliates shall cause, influence or encourage any person or entity to petition the FCC to revoke or deny the Application (as defined hereafter) or the Joint Application.

                  Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

                  5.6. Best Efforts. Buyer shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Buyer shall use its best efforts to negotiate in good faith the Closing Agreements (as defined in Section 6.9), to prepare, file and prosecute the Joint Application, fulfill each party's conditions to Closing, perform the covenants required to be performed by them, obtain all necessary consents and to cause each of their representations and warranties to remain true and correct in all respects as of the Closing Date. From the date hereof, Buyer shall use its best efforts to prepare, file and prosecute the Application.

                  5.7. No Inconsistent Actions. Buyer shall not take any action inconsistent with its obligations as an applicant to the Application and the Joint Application, and it shall not cause, influence or encourage any person or entity to petition the FCC to revoke or deny the Application or Joint Application.


                                   ARTICLE VI

                   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
                                    OF BUYER

                  The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of each of the following conditions:

                  6.1. Approval. Buyer's Board of Directors shall have approved the form and substance of this Asset Purchase Agreement and the other agreements and instruments contemplated hereby.

                  6.2. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Seller contained herein shall be accurate in all respects as if made on and as of the Closing Date. Seller shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

                  6.3. Assignment of Rights and Interests. Buyer shall have received from Seller, Mr. Bruce Burton and Mr. Edmund Blankenau an assignment of all their rights to and interests in all business opportunities currently under development by Seller and its officers.

                  6.4. 1996 Financial Statements. Buyer shall have received the 1996 Financial Statements and these statements shall (a) include an opinion from Seller's independent auditors, O'Donnell, Ficenec, Wills & Ferdig qualified only as to going concern, and (b) not deviate, in any material manner, from the Unaudited Financial Statements. For the purposes of this Section 6.4, "material" shall be defined as follows: for the 12-months ending December 31, 1996:

         (i) the amounts set forth on the 1996 Financial Statements for each of Net Sales, Total Current Assets, Total Assets, Accounts Payable, Notes Payable, Total Long-Term Liabilities and Total Labilities shall not deviate from the amounts set forth for such items on the Unaudited Financial
                  Statements by more than five percent (5%);

         (ii) the amount set forth on the 1996 Financial Statements for Loss from Operations shall not deviate from the amount set forth for such item on the Unaudited Financial Statements by more than ten percent (10%); and

         (iii) the amount set forth on the 1996 Financial Statements for Net Loss shall not deviate from the amount set forth for such item on the Unaudited Financial Statements by more than twenty-five percent (25%).

                  6.5.  No  Pending  Action.  No  action,  suit,  proceeding  or investigation before or in any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or affect the right of Buyer to own, operate or control the Business.

                  6.6. Consents. All consents by third parties that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any agreement to which Seller is a party or to which any portion of the property of Seller is subject, shall have been obtained or provided for.

                  6.7.  Regulatory Approvals.  All  administrative  agencies  or other government authorities shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions remain in full force and effect including, but not limited to, (i) the FCC grant by Final Order of the Application for Temporary Section 214 Authority, to be filed by Buyer and the General Partner, in respect of the FCC 214 License (the "Joint Application") and (ii) the filing by Buyer of the Application for Section 214 Authority in respect of the FCC 214 License (the "Application"). For the purposes of this Agreement, a "Final Order" is an FCC action granting the Joint Application and the Application, as to which the time for filing for administrative or judicial review or reconsideration or for the FCC to set aside such grant on its own motion has expired without any such filing having been made or FCC action taken, or, in the event of such filing or FCC action, the FCC grant has been reaffirmed or upheld and the time for filing for administrative or judicial review or reconsideration of such reaffirmed or upheld grant and for the FCC to set aside such reaffirmed or upheld grant on its own motion, has expired without any such filing having been made or FCC action having been taken.

                  6.8. Condition of Business. There shall have been no Material Adverse Effect with respect to Seller or the Business, and there shall have been no change or event which could reasonably be expected to have a Material Adverse Effect on Seller or the Business. Neither Seller nor the Business shall have been adversely affected in any way by any act of God, fire, flood, accident, war, labor disturbance, legislation (proposed or enacted), or other event or occurrence, whether or not covered by insurance.

                  6.9.     Closing Agreements.  The parties shall have executed,
acknowledged   and   delivered  the   following   (collectively,   the  "Closing
Agreements"):

                  (a) Two-year employment agreement effective as of the Closing Date, between Buyer and Mr. Bruce Burton in form and substance reasonably satisfactory to Mr. Burton and Buyer;

                  (b) Eighteen-month consulting and non-competition agreement between Buyer and Mr. Edmund Blankenau in form and substance reasonably satisfactory to Mr. Blankenau and Buyer; and

                  (c) Such other instruments or documents as may be necessary or
         appropriate  to  carry  out  the  transactions   contemplated  by  this
         Agreement and to comply with the terms hereof.


                                   ARTICLE VII

                   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
                                    OF SELLER

                  The obligations of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of each of the following conditions:

                  7.1. Approval. The General Partner and a majority in interest of the Limited Partners shall have approved the form and substance of this Asset Purchase Agreement and the other agreements and instruments contemplated hereby.

                  7.2. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be accurate in all respects as if made on and as of the Closing Date. Buyer shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

                  7.3. Closing Agreements. The parties shall have executed, acknowledged and delivered the Closing Agreements.

                  7.4.  No  Pending  Action.  No  action,  suit,  proceeding  or investigation before or in any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

                  7.5. Regulatory Approvals. All administrative agencies or other government authorities shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions remain in full force and effect including, but not limited to, (i) the FCC grant by Final Order of the Joint Application and (ii) the filing by Buyer of the Application.

                  7.6      [intentionally omitted]

                  7.7 Release of Guaranties. Schedule 7.7 lists (i) the Assumed Liabilities for which Mr. Edmund Blankenau has provided personal guaranties of performance (the "Guaranties") and (ii) the maximum exposure (calculated in United States dollars) that Mr. Blankenau faces under each of the Guaranties. Buyer shall have used its best efforts to effect the release of Mr. Blankenau from the Guaranties. Seller and Mr. Blankenau shall have used their best efforts to assist Buyer in this undertaking. Buyer shall hold Mr. Blankenau harmless from any continued exposure under Guaranties from which Buyer has not been able to secure Mr. Blankenau's release prior to Closing (the "Remaining Guaranties") in accordance with Section 8.4.


                                  ARTICLE VIII

                            POST-CLOSING OBLIGATIONS

                  If the Closing occurs, the appropriate parties agree to keep, perform and fully discharge the following covenants and agreements:

                  8.1. Escrow. Pursuant to the Escrow Agreement, the Escrowed Shares shall remain in the Escrow (as defined in the Escrow Agreement) until the Termination Date (as defined in the Escrow Agreement) (a) as security for any Additional Liabilities that may be assumed by Buyer in accordance with Section 1.3, (b) as security for Seller's indemnity obligations in accordance with
Article IX or Article X hereof, and (c) as security for any Expense Overruns (as defined hereafter) that may be payable by Buyer in accordance with Section 12.3.

                  8.2. Amendment to Bylaws. Buyer shall amend Buyer's Bylaws to provide that the number of directors of Buyer be increased from three (3) to four (4), and that in connection with the increase of the number of Buyer's directors, Mr. Edmund Blankenau shall be appointed to fill the new vacancy and shall thereafter be nominated to serve for the one-year term commencing on the date of Buyer's next shareholder meeting at which the board of directors is elected.

                  8.3. Settlement Statement. Within ninety (90) days following the Closing, Buyer and Seller shall work together in good faith to draft a settlement statement (the "Settlement Statement") setting forth, as of the Closing Date, the value of the Additional Liabilities and the G.P. Liabilities. If, as set forth on the Settlement Statement, any amounts are due and owing to the General Partner in connection with the G.P. Liabilities, then the General Partner shall, within two (2) business days of the release of the Settlement Statement, instruct Buyer to either (a) make a 24-month term note, payable to the General Partner in a principal amount equal to the value of the G.P.
Liabilities as set forth on the Settlement Statement (which principal amount shall be paid in full at the end of the term), earning interest at the prime rate, as published in the Wall Street Journal for the date of the Settlement Statement, plus one percent (1%) (the "G.P. Note"), or (b) instruct Buyer to issue to the General Partner the number of shares of Buyer's common stock (valued for this purpose at the higher of (i) $1.50 per share and (ii) the price per share in the last equity placement of Buyer's common stock prior to the date of the Settlement Statement) equal to the value of the G.P. Liabilities as set forth on the Settlement Statement.

                  8.4. Remaining Guaranties. Following Closing, Buyer shall use its best efforts to effect the release of Mr. Edmund Blankenau from the Remaining Guaranties. Seller and Mr. Blankenau shall use their best efforts to assist Buyer in this undertaking. Buyer shall reimburse Mr. Blankenau for any liability that he incurs under the Remaining Guaranties.

                  8.5. FCC Licensing. The Buyer, Seller and the affiliates of Seller shall use their best efforts following Closing to expedite the grant by the FCC of the Application by Final Order.



                                   ARTICLE IX

                                    EMPLOYEES

                  9.1. Continued Association With the Business. Seller shall use its best efforts to encourage the employees of the Business to continue their employment until Closing and thereupon encourage such employees to accept employment with Buyer. Seller shall indemnify and hold Buyer harmless against any claims by any employee for Seller relating to events or occurrences through Closing, including any severance or termination pay obligations based upon prior policies of Seller or arising from the transactions contemplated hereby except for the vacation benefits extended to Buyer Employees pursuant to Section 9.3(b). Effective at Closing, Seller shall terminate its employment relationship with all employees of the Business.

                  9.2. Employee Benefit Plans. Buyer shall not assume or be responsible for any retirement, 401(k), profit-sharing or similar benefit plan, or any liabilities related thereto. Seller shall grant 100% vesting credit to all of its employees as of the Closing Date in any retirement, 401(k), profit-sharing or similar benefit plan. Seller shall cause such participants to have full rights to all distribution alternatives available to terminated employees and shall effect such distribution within thirty (30) days of a notice of election of any participant.

                  9.3.  Employment and Employee Benefits.

                  (a) On or before the Closing Date, Buyer shall provide Seller with a list of the employees of the Business (not covered by a collective bargaining agreement) employed by Seller on the Closing Date, who will be offered employment by Buyer commencing immediately after the Closing Date (those employees accepting such offers of employment being the "Buyer Employees").

                  (b) To the extent reflected on the Unaudited Financial Statements or accrued in the Assumed Liabilities, Buyer shall provide the Buyer Employees all vacation accrued as employees of the Business but not yet received as of the Closing Date shall require all Buyer Employees accepting a position to waive in writing a claim against Seller for accrued but unused vacation benefits, to the extent reflected on the Unaudited Financial Statements or accrued in the Assumed Liabilities, and shall continue for such Buyer Employees Seller's vacation policies through the calendar year of the Closing Date and until thereafter changed by written notice to the Buyer Employees.

                  (c) As of the Closing Date, all employees of the Business will cease participation in Seller's retirement and welfare plans (within the meaning of ERISA). Welfare claims incurred but not reported as of the Closing Date or other welfare claims made upon Seller's welfare plans by employees of the Business after the Closing Date will be treated by Seller's plans as if the covered employees had been terminated from employment at 11:59 PM on the Closing Date.

                  (d) This Section is not intended to, and does not, create any rights or obligations to or for the benefit of anyone, other than Buyer and Seller.

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

                  10.1. Survival. All covenants and agreements contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing and be enforceable until the covenant or agreement has been fully performed. Unless otherwise specified, the representations and/or warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing and be enforceable for a period ending three years from closing.

                  10.2.  Indemnification.

                  (a) Buyer shall indemnify and hold harmless Seller, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees and expenses and costs of investigation), fine, penalty, suit, action, claim, deficiency, liability or obligation caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Buyer contained herein or in any agreement or other document delivered pursuant hereto and (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure.

                  (b) Seller shall indemnify and hold harmless Buyer, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees and expenses and costs of investigation), fine, penalty, suit, action, claim, deficiency, liability or obligation caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Seller contained herein or in any agreement or other document delivered pursuant hereto, and (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure.

                  (c) The representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any party hereto or by anyone on behalf of any such party: (i) investigating, verifying or examining any matters with respect to Seller, the Business, this Agreement or the transactions contemplated hereby; (ii) having the opportunity to investigate, verify or examine any matters related to Seller, the Business, this Agreement or the transactions contemplated hereby; or (iii) failing to determine or discover any facts which were determinable or discoverable by any such party. All rights contained in this Article are cumulative and are in addition to all other rights and remedies which are otherwise available, pursuant to the terms of this Agreement or applicable law. All indemnification rights shall be deemed to apply in favor of the indemnified party's officers, directors, representatives, subsidiaries, affiliates, successors and assigns. Neither the Seller nor the Buyer shall have any right to indemnification for any breach of representation or warranty hereunder until it has claims of at least $20,000 in the aggregate (the "Threshold Amount") and then the indemnifying party shall be responsible for the entire amount of all such claims, including the Threshold Amount.

                  10.3. Defense of Third Party Claims. With respect to each third party claim subject to this Article (a "Third Party Claim"), the party seeking indemnification (the "Indemnified Party") shall give prompt notice to the indemnifying party (the "Indemnifying Party") of the Third Party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party is materially prejudiced thereby. If the remedy sought in the Third Party Claim is solely money damages or if the Indemnified Party otherwise permits, then the Indemnifying Party, at its sole cost and expense, may, upon notice to the Indemnified Party within fifteen (15) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim. If it assumes the defense of a Third Party Claim, then the Indemnifying Party shall select counsel reasonably satisfactory to the Indemnified Party to conduct the defense. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (i) the settlement or judgment is solely for money damages and the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with fifteen (15) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. With respect to Third Party Claims in which the remedy sought is not solely money damages, (i) the Indemnifying Party shall, upon notice to the Indemnified Party within fifteen (15) days after the Indemnifying Party receives notice of the Third Party Claim, be entitled to participate in the defense with its own counsel at its own expense and (ii) the Indemnified Party shall not consent to any settlement of, or entry of any judgment arising from, such Third Party Claim unless the Indemnifying Party consents thereto, which consent shall not be unreasonably withheld. If the Indemnifying Party does not elect to assume or participate in the defense of any Third Party Claim in accordance with the terms of this Section 10.3, then the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis.


                                   ARTICLE XI

                             TERMINATION AND WAIVER

                  11.1.  Termination or Abandonment.   Notwithstanding  anything
contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

                  (a)  by the mutual written consent of Buyer and Seller;

                  (b) by Buyer or Seller if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by Buyer, if one or more of the conditions to the obligation of Buyer to close has not been fulfilled by June 30, 1997; provided, however, that delays in regulatory transfers, which delays arise through no fault of Seller, shall not constitute a failure to fulfill a condition to the obligation of Buyer to close unless such regulatory transfers have not occurred by September 30, 1997; or

                  (d) by Seller, if one or more of the conditions to the obligation of Seller to close has not been fulfilled by June 30, 1997.

In the event of termination of this Agreement pursuant to this Section 11.1, this Agreement shall terminate and there shall be no other liability on the part of Seller to Buyer or on the part of Buyer to Seller except as otherwise provided herein and except liability arising out of a breach of this Agreement or the failure by a party to perform its covenants hereunder, in which event, the non-breaching party reserves the right to seek all available remedies. The termination of this Agreement pursuant to this Section 11.1 shall become effective on the date (x) in the case of a termination pursuant to Section 11.1(a), the consent is executed and (y) in the case of a termination pursuant to Section 11.1(b), (c) or (d), written notice is given by the terminating party to the other party hereto.

                  11.2.  Extension of Time, Waiver, Etc.   At  any time prior to
the Closing, Buyer and Seller may by written instrument:

                  (a) extend the time for the performance of any of the obligations or acts of the other party; and

                  (b) waive compliance with any of the agreements of the other party contained herein; provided, however, that no failure or delay by any party, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights hereunder.


                                   ARTICLE XII

                               GENERAL PROVISIONS

                  12.1. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by Buyer and Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  12.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy. A notice shall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) five (5) days after deposit in the mail if sent by registered or certified mail; (c) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of confirmation if telecopied.

                  (a)      If to Buyer:

                                WorldPort Communications, Inc.
                                901 Katy Freeway, Suite 200
                                Houston, Texas 77024
                                Attn: John Dalton

                           With a copy to:

                                McDermott, Will & Emery
                                227 W. Monroe Street
                                Chicago, Illinois  60606
                                Fax:  (312) 984-3669
                                Attn:  Stanley H. Meadows, P.C.

                  (b)      If to Seller:

                                Telenational Communications, Limited Partnership 7300 Woolworth Avenue
                                Omaha, Nebraska  68154
                                Fax:  (402) 392-1451
                                Attn:  Bruce Burton

Any party may change its address for receiving notice by written notice given to the others named above.

                 12.3.  Expenses.

                  (a) Other than (i) liabilities of up to $25,000 to cover Seller's accountants' fees related to the transactions contemplated under this Agreement, (ii) liabilities of up to $20,000 to cover Seller's attorneys' fees related to the transactions contemplated under this Agreement and (iii) liabilities (excluding costs associated with effecting the release of the Guaranties) of up to $10,000 to cover legal fees incurred as a result of actions against Seller taken by Seller's creditors that arise from the transactions contemplated hereunder (each a "Transaction Cost"), which shall be paid by Buyer, each party shall bear its own legal, accounting and administrative expenses in connection with the investigation, negotiation and consummation of the transaction contemplated hereby.

                  (b) To the extent the any Transaction Cost exceed the limits set forth in Section 12.3(a) and to the extent Seller requests Buyer to pay the Broker Fees (collectively, the "Expense Overruns"), then the Expense Overruns shall be reimbursed to Buyer by the delivery to Buyer from the Escrow Agent of that number of shares of the Buyer's Stock (valued for this purpose at $1.50 per share) equal to the amount of the Expense Overruns.

                  12.4.  Confidentiality.

                  (a) As used in this Agreement, "Confidential Information" means confidential business information regarding any party to this Agreement or its affiliates, including, without limitation, customer lists and files, prices and costs, business and financial records, information relating to personnel contracts, stock ownership, liabilities, litigation and the terms of this Agreement. "Confidential Information" shall not include: (i) any information already in the possession of the party to this agreement that is subject to the confidentiality obligation (the "Obligated Party"), prior to the date hereof, or information available to the Obligated Party from public records or from other sources in accordance with law; (ii) any information that is in the public domain or subsequently enters the public domain otherwise than through disclosure by the Obligated Party or any of the Obligated Party's representatives; (iii) any information that is capable of being independently developed by or on behalf of the Obligated Party without reference to the Confidential Information; or (iv) any information that is acquired from a person (other than the party disclosing Confidential Information (the "Disclosing Party")) not known by the Obligated Party to be providing such information in breach of a confidentiality obligation to the Disclosing Party.

                  (b) Seller on the one hand and Buyer on the other, will treat the Confidential Information disclosed by the other as confidential, will use the Confidential Information only in connection with their evaluation of the transaction contemplated hereby, and will not disclose it to others.

                  (c) If the Obligated Party becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the Confidential Information, then the Obligated Party will give the Disclosing Party prompt notice to that effect, and will cooperate with the Disclosing Party if the Disclosing Party seeks to obtain a protective order concerning the Confidential Information. The Obligated Party will disclose only such Confidential Information as its counsel shall advise is legally required.

                  (d) The provisions of this Section 12.4 shall survive the Closing and termination without consummation of this Agreement. The parties acknowledge that remedies at law may be inadequate to protect against breach of this Section, and the Obligated Party hereby in advance agrees to the granting of injunctive relief in the Disclosing Party's favor without proof of actual damages as a remedy for breach of this Section 12.4.

                  12.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.6. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. After Closing, Buyer shall be entitled to assign its rights and duties under this Agreement without the consent of any other party hereto. No other party may assign its rights or duties under this Agreement without the prior written consent of Buyer.

                  12.7. Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.

                  12.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois. Each party hereby irrevocably and unconditionally consents and submits to the in personam jurisdiction of Illinois state courts and federal courts located in Chicago, Illinois over all matters relating to this Agreement. Each party agrees that service of process in any action or proceeding hereunder may be made upon such party by certified mail, return receipt requested to the address for notice set forth herein. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

                  12.9. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word
"or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, "affiliate" shall mean any officer, director, stakeholder or employee of Seller, as appropriate, any member of the immediate family of any such person, or any corporation, partnership, trust or other entity in which Seller, as appropriate, or any of the foregoing individuals is a director, officer, partner or trustee or has an equity interest in excess of 5%. The term affiliate shall also include any entity which controls, or is controlled by, or is under common control with, any of the individuals or entities described in the preceding sentence.

                  12.10. Announcements. The parties shall cooperate in the preparation of any announcements regarding the transactions contemplated by this Agreement. No announcement of this Agreement or any transaction contemplated hereby shall be made by any party prior to the Closing without the written approval of Buyer (which approval shall not be unreasonably withheld).

                  12.11. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

                  12.12.  Schedules.   All schedules attached hereto or required
to be delivered pursuant to this Agreement shall be prepared as of the date hereof or as otherwise set forth herein or therein.

                  IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused this Agreement to be executed on its behalf by a duly authorized officer, all as of the date first written above.


WORLDPORT COMMUNICATIONS, INC.


By: /s/ John W. Dalton
    ---------------------------

Its: President & C.E.O.
    ---------------------------


TELENATIONAL COMMUNICATIONS,LIMITED PARTNERSHIP
  By: IMTS, Inc., General Partner


By: /s/ Edmund Blankenau
    ---------------------------

Its: President & C.E.0
    ---------------------------

                                    EXHIBIT A

                      GENERAL PARTNER AND LIMITED PARTNERS

                                 (see attached)

                                    EXHIBIT B


                            INSTRUMENT OF ASSUMPTION


                  This INSTRUMENT OF ASSUMPTION, dated as of __________, 1997, is delivered to Telenational Communications, Limited Partnership, a Nebraska limited partnership (the "Seller"), pursuant to the Asset Purchase Agreement by and between Seller and WorldPort Communications, Inc., a Delaware corporation (the "Buyer"), dated _________, 1997 (the "Agreement"). All capitalized terms used in this Instrument of Assumption and not otherwise defined shall have the meanings given to them in the Agreement.

                  WHEREAS, the Agreement provides that Buyer assume the Assumed Liabilities and the Assumed Obligations.

                  NOW, THEREFORE, pursuant to the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

                  (a) Effective as of the date hereof, Buyer hereby assumes and agrees to satisfy, discharge and pay the Assumed Liabilities and Assumed Obligations as set forth in the Agreement.

                  (b) Neither the making nor the acceptance of this Instrument of Assumption shall enlarge, restrict or otherwise modify the terms of the Agreement.

                  (c) This Instrument of Assumption shall not confer any rights or remedies upon any person or entity other than the Seller and its successors and permitted assigns.

                  IN WITNESS WHEREOF, the undersigned has caused this Assumption to be executed on its behalf by a duly authorized officer this day of _________, 1997.


                                            WORLDPORT COMMUNICATIONS, INC.



                                            By:
                                            Its:

                                    EXHIBIT C

                                ESCROW AGREEMENT

         This Escrow Agreement ("Escrow Agreement") is made and entered into as of _________ __, 1997, by and among WORLDPORT COMMUNICATIONS, INC., a Delaware corporation ("Buyer"), TELENATIONAL COMMUNICATIONS, LIMITED PARTNERSHIP, a Nebraska limited partnership ("Seller"), and OTC Stock Transfer, Inc. ("Escrow Agent").

                                R E C I T A L S:

         A. Buyer and Seller entered into that certain Asset Purchase Agreement dated __________, 1997 (with the other agreements referred to therein or delivered pursuant thereto, the "Asset Purchase Agreement"). All capitalized terms not defined in this Agreement shall have the meaning given them in the Asset Purchase Agreement.

         B. The Asset Purchase Agreement provides that, concurrently with the execution of the Asset Purchase Agreement, Buyer and Seller will enter into an Escrow Agreement in the form hereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed:

         1. Escrow. As of the Closing Date, Buyer will deposit one million (1,000,000) shares of Buyer's common stock (as adjusted from time to time in accordance herewith, the "Shares") in an escrow account with the Escrow Agent (the "Escrow"). Escrow Agent shall hold the Shares as the agent of Buyer and subject to the terms of this Agreement. Escrow Agent shall hold the Shares until it receives a written notice, requesting that a distribution of some or all of the Shares be made, whereupon Escrow Agent shall make distributions from the Escrow under the following circumstances:

         (i) Fifteen days after receipt of a notice from Buyer that Buyer has assumed Additional Liabilities, Escrow Agent shall immediately distribute to Buyer that number of Shares (valued for this purpose at $1.50 per share) equal to such Additional Liabilities, unless during such fifteen day period, the Escrow Agent receives written notice from Seller that such notice from Buyer is incorrect (a "Dispute Notice");

         (ii) Fifteen days after receipt of a notice from Buyer that Seller has incurred Expense Overruns, Escrow Agent shall immediately distribute to Buyer that number of the Shares (valued for this purpose at $1.50 per share) equal to the amount of the Expense Overruns, unless during such fifteen day period, the Escrow Agent receives a Dispute Notice from Seller;

         (iii) Fifteen days after receipt of a notice from Buyer requesting Escrow Agent to make a distribution to Buyer as an indemnified party under Article IX or X of the Asset Purchase Agreement, Agent shall immediately distribute to Buyer that number of the Shares (valued for this purpose at $1.50 per share) equal to the value of such indemnification amount, unless during such fifteen day period, the Escrow Agent receives a Dispute Notice from Seller;

         (iv) Promptly after receipt of a joint direction from Buyer and Seller, Escrow Agent shall transfer the Shares as prescribed in said joint direction.

         (v) If a Dispute Notice is timely received by Escrow Agent, Buyer and Seller shall undertake to obtain as promptly as possible a final resolution of such dispute (a "Dispute"). Upon a final resolution of such Dispute, Buyer and Seller shall execute a joint direction that Escrow Agent transfer the Shares in accordance with such final resolution. Absent such joint direction, Escrow Agent shall continue to hold the Shares until it receives from either Buyer or Seller a certified copy of an order or judgment of a court of competent jurisdiction determining the disposition to be made of the Shares, together with a certificate from such party that such party also has provided the other party with a certified copy of such order or judgment. Upon receipt thereof, the Escrow Agent shall distribute the Shares in accordance with such order or judgment.

Any notice provided by Buyer to Escrow Agent under Sections 1(i), (ii) or (iii) shall be provided simultaneously to Seller, and any Dispute Notice provided by Seller to Escrow Agent under Sections 1(i), (ii) or (iii) shall be provided simultaneously to Buyer.

         2. Term of Escrow; Termination Date. The term of this Escrow Agreement ("Term") shall be from the Closing Date of the Asset Purchase Agreement until the Termination Date. This Escrow Agreement shall terminate on the earlier of
(i) the date on which the balance of the Shares in the Escrow  drops to zero and
(ii) eighteen (18) months following Closing, provided, however, if one or more Disputes are outstanding after eighteen months following Closing, then at such time as a final resolution of the last of such Disputes is entered and all distributions are made in accordance therewith (the "Termination Date"). To the extent any of the Shares and their associated dividends are still held in the Escrow as of the Termination Date, Escrow Agent shall turn over such remainder to Seller.

         3. Dividends, Voting and Rights of Ownership. All dividends paid during the Term on the Shares (including stock dividends, cash dividends or dividends payable in securities) shall be paid over directly to Escrow Agent, who shall hold such dividends pending distribution of the underlying Shares pursuant to paragraphs 1 and 2 hereof. The distributions made by Escrow Agent pursuant to paragraphs 1 and 2 hereof shall not include any dividends paid on the Shares prior to such distribution. Prior to distribution, the Seller shall have the right to vote or not vote the Shares, or any portion thereof, in its sole discretion.

         4. No Encumbrance. None of the Shares held in the Escrow nor any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Seller.

         5. Power to Transfer the Shares. The Escrow Agent is hereby granted the power to effect any transfer of the Shares held in the Escrow contemplated by this Escrow Agreement. Buyer will cooperate with Escrow Agent in promptly issuing stock certificates to effect such transfers.

         6. Responsibilities of Escrow Agent. Escrow Agent shall perform all of the duties expressly required of it under the terms of this Escrow Agreement and shall not have any other duties or responsibilities that are not expressly set forth herein.

         7. Fees and Expenses. The reasonable fees and expenses of Escrow Agent shall be paid as requested by Escrow Agent by Buyer. Such fees and expenses of Escrow Agent shall not include the parties' respective attorneys' fees and costs.

         8. Exculpation and Indemnity. Buyer and Seller shall, jointly and severally, indemnify, defend and hold Escrow Agent harmless from any and all expenses, costs, damages and liabilities arising or incurred by reason of it serving as Escrow Agent hereunder unless such expenses, costs, damages and liabilities result from Escrow Agent's gross negligence or willful misconduct. Escrow Agent shall be entitled to rely, and shall be protected in doing so, upon any notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so.

         9. Resignation and Discharge. Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to Buyer and Seller. Upon such notice, a successor Escrow Agent shall be appointed by Buyer and Seller and become Escrow Agent hereunder effective upon the resignation date specified in such notice. Escrow Agent shall continue to serve until its successor accepts the assignment of the Escrow Agent's rights and obligations hereby, but need not continue to serve longer than sixty (60) days after the date of its notice of resignation.

         10. Notices. All notices provided for herein or required hereby shall be given or made in accordance with Section 12.2 of the Asset Purchase Agreement. Such notice, if to Escrow Agent, shall be addressed to:

                  OTC Stock Transfer, Inc.
                  231 East 21st South
                  Salt Lake City, Utah 84115
                  fax: (801) 486-0562

         11. Governing law. This Escrow Agreement is to be governed by, and interpreted under, the laws of the State of Illinois.

         12. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, this Escrow Agreement has been executed and delivered by the parties as of the date first above written.


                                     WORLDPORT COMMUNICATIONS, INC., a
                                     Delaware corporation



                                     By:
                                     Its:



                                     TELENATIONAL COMMUNICATIONS, LIMITED
                                     PARTNERSHIP, a Nebraska limited partnership



                                     By:
                                     Its:




                                     OTC STOCK TRANSFER, INC.,
                                     a Utah corporation



                                     By:
                                     Its:

                                    EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT


                  THIS REGISTRATION  RIGHTS AGREEMENT (this "Agreement") is made and entered into this ____ day of ____________, 1997, by and between WorldPort Communications, Inc., a Delaware corporation ("Buyer") and Telenational Communications, Limited Partnership, a Nebraska limited partnership ("Seller").

                  WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement, dated __________, 1997 (the "Asset Purchase Agreement"); and

                  WHEREAS, pursuant to Sections 1.7 and 1.8 of the Asset Purchase Agreement, Buyer and Seller have agreed to execute and deliver this Agreement.

                  NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as follows:


         1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

         2. Demand Registration Rights. Seller understands that at any time eighteen months following the Closing Date, subject to the provisions of Section 9, upon the delivery to Buyer of a written request of the holders ("Holders") of the Minimum Registration Amount (as hereafter defined) of the Registrable Securities (as hereafter defined) outstanding, requesting that Buyer effect the registration under the Securities Act of 1933, as amended (the "Act") (a "Demand Registration"), and requesting a firm commitment underwriting as a means for the disposition thereof, Buyer will promptly give written notice of such requested registration to all other Holders of Registrable Securities, and Buyer thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Act (in accordance with the intended method of disposition specified in the notice from the initial requesting Holder) of the Registrable Securities which Buyer has been so requested to register, all to the extent necessary to permit the disposition of the Registrable Securities so to be registered; provided, however that Buyer shall not be required to register such Registrable Securities if, in the reasonable opinion of the Board of Directors of Buyer, it would not be in the best interests of Buyer to register such Registrable Securities. "Minimum Registration Amount" means 2,000,000 shares of common stock of Buyer ("Common Stock") before any stock splits, reverse stock splits or other recapitalizations which may occur after the date hereof. "Registrable Securities" means (i) any shares of Buyer's Stock issuable under the Asset Purchase Agreement, and (ii) any other Common Stock issuable with respect to the Common Stock referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

         3. Right to Piggyback. Subject to the provisions of Section 9, whenever Buyer proposes to register any of its Common Stock under the Act for sale in an underwritten public offering, and the registration form to be used may be used for the registration (a "Piggyback Registration," and together with a Demand Registration, a "Registration") of Registrable Securities, Buyer will give written notice to all holders of Registrable Securities of its intention to effect such a registration and will, except as otherwise provided herein, include in such registration all Registrable Securities with respect to which Buyer has received written requests for inclusion therein within 15 days after the receipt of Buyer's notice.

         4. Registration Expenses. Buyer will pay all expenses incident to Buyer's performance of or compliance with the provisions set forth in this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Buyer and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by Buyer.

         5. Priority on Primary Registrations. If a Registration is an underwritten primary registration on behalf of Buyer, and the managing underwriters advise Buyer in writing that in their opinion the number of securities required to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to Buyer, Buyer will include in such registration (i) first, the securities Buyer proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration and other securities as to which the holders have similar registration rights and have requested similar registration, pro rata among the holders of such Registrable Securities and other securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

         6. Priority on Secondary Registrations. If a Registration is an underwritten secondary registration on behalf of holders of Buyer's securities, and the managing underwriters advise Buyer in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, Buyer will include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration and other securities as to which the holders have similar registration rights and have requested similar registration, pro rata among the holders of such Registrable Securities and other securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

         7. Holdback Agreement. Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule
144) of equity securities of Buyer, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten

Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree. Seller agrees that it will not transfer its Shares in a non-public sale or distribution to any transferee without such transferee first agreeing in writing to be bound by the terms of this Agreement.

         8.       Indemnification.

                  (i) Buyer agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Buyer by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Buyer has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, Buyer will indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

                  (ii) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to Buyer in writing such information and affidavits as Buyer reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Buyer, its directors and officers and each person who controls Buyer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

                  (iii) Any person  entitled to  indemnification  hereunder will
(a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) permit such indemnifying party to assume the defense of such claim. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

                  (iv) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities. Buyer also agrees to make such provisions, as are reasonably requested by an indemnified party, for contribution to such party in the event Buyer's indemnification is unavailable for any reason.

         9. Termination. The rights to Demand Registration for those Holders who choose not to participate in the registration undertaken pursuant to a Demand Registration shall terminate upon such registration. In all other cases, the rights to Demand Registration with respect to particular Registrable Securities shall terminate on the earlier of (i) the date two years and six months following the Closing Date, (ii) the date on which the particular Registrable Securities may be sold pursuant to paragraph (k) of Rule 144, or (iii) the date on which the Registerable Securities may be sold pursuant to other provisions of the Act or the rules and regulations promulgated thereunder as will allow the sale of all Registrable Securities then held by the holder thereof without limitation on the manner of the sale and without any governmental filings. The rights to Piggyback Registrations with respect to particular Registrable Securities shall terminate on the earlier of (i) the fifth anniversary of the Closing Date, (ii) the date on which the particular Registrable Securities may be sold pursuant to paragraph (k) of Rule 144, or (iii) the date on which the Registerable Securities may be sold pursuant to other provisions of the Act or the rules and regulations promulgated thereunder as will allow the sale of all Registrable Securities then held by the holder thereof without limitation on the manner of the sale and without any governmental filings.

         10.      General Provisions.

                  a. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  b. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. After Closing, Buyer shall be entitled to assign its rights and duties under this Agreement without the consent of any other party hereto, and Seller shall be entitled to assign its rights hereunder to Partners when it distributes shares of Common Stock from Seller to such Partners in accordance with Section
2.20 of the Asset Purchase Agreement.

                  c. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois. Each party hereby irrevocably and unconditionally consents and submits to the in personam jurisdiction of Illinois state courts and federal courts located in Chicago, Illinois over all matters relating to this Agreement. Each party agrees that service of process in any action or proceeding hereunder may be made upon such party by certified mail, return receipt requested to the address for notice set forth herein. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

                  d. Other Rules of Construction. References in this Agreement to sections are to sections of this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  e. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

                  IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused this Agreement to be executed on its behalf by a duly authorized officer, all as of the date first written above.


WORLDPORT COMMUNICATIONS, INC.


By: /s/ John W. Dalton
    --------------------------

Its:President & C.E.O.
    --------------------------

TELENATIONAL COMMUNICATIONS, LIMITED PARTNERSHIP



By: /s/ Edmund Blankenau
    --------------------------

Its:President & C.E.O
    --------------------------

                                    EXHIBIT E

                                  BILL OF SALE



                  This BILL OF SALE is delivered to WorldPort Communications, Inc., a Delaware corporation (the "Buyer"), pursuant to the Asset Purchase Agreement by and between Buyer and Telenational Communications, Limited Partnership, a Nebraska limited partnership (the "Seller"), dated _________, 1997 (the "Agreement").

                  WHEREAS, the Agreement provides that the Seller shall sell, transfer, assign and deliver to the Buyer, all right, title and interest in and to the Purchased Assets as defined in the Agreement.

                  NOW, THEREFORE, pursuant to the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

                  Effective as of the date hereof, Seller hereby irrevocably contributes, sells, transfers, assigns, conveys and delivers to Buyer and its successors and assigns forever, the Purchased Assets, TO HAVE AND TO HOLD the same for its and their own use and benefit forever.

                  Seller hereby constitutes and appoints Buyer as its true and lawful attorney-in-fact, with full power of substitution and resubstitution, in the name of Seller but on behalf of and for the benefit of Buyer (i) to demand, collect and receive for the account of Buyer all of the Purchased Assets; (ii) to institute or prosecute, in the name of Seller or otherwise, all proceedings which Buyer may deem necessary or convenient in order to realize upon, affirm or obtain title to or possession of or to collect, assert or enforce any property, claim, right or title of any kind in or to the Purchased Assets; (iii) to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets subject to any obligations in the Agreement; and (iv) to do all such acts and things in relation thereto as Buyer shall deem desirable. Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller for any reason.

                  All of the terms and provisions of this Bill of Sale shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns. Seller hereby covenants and agrees with Buyer that it will duly execute and deliver all such instruments of sale, transfer, assignment and conveyance and all such notices, releases and other documents as may be necessary more fully to sell, transfer, assign and convey to, and vest in Buyer, all and singular, the Purchased Assets.

                  This Bill of Sale shall not confer any rights or remedies upon any person or entity other than the Buyer and its successors and permitted assigns. Neither the making nor the acceptance of this instrument shall enlarge, restrict or otherwise modify the terms of the Agreement.

                  All capitalized terms used in this Bill of Sale and not otherwise defined shall have the meanings given to them in the Agreement.


                  IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed on their behalf by a duly authorized officer this day of _________, 1997.

                                            TELENATIONAL COMMUNICATIONS, LIMITED
                                            PARTNERSHIP



                                            By: /s/ Edward Blankenau
                                                ------------------------

                                            Its: President & C.E.O.
                                                ------------------------

                               WORLDPORT SCHEDULES
                                       AND
                              DISCLOSURE MATERIALS


SCHEDULES
---------
Schedule 3.6                        Capital Stock of Buyer

Schedule 3.8 Financial Statements (Interim Changes) Audited Financial Statements for 1995 and 1996 included in Form 10KSB Filings (attached)

Schedule 3.9                        Litigation

Schedule 3.10                       Subsidiaries

Schedule 3.11                       Registration Rights

Schedule 3.12                       Tax Returns



WORLDPORT DISCLOSURE MATERIALS
------------------------------
Form 10KSB for period ending December 31, 1996

Form 10QSB for period ending September 30, 1996

Form 10QSB for period ending June 30, 1996

Form 10QSB for period ending March 31, 1996

Form 10KSB for period ending December 31, 1995

Form S-8 filed February 11, 1997

WorldPort Private Offering Memorandum dated November 1, 1996


OTHER
-----
Other WorldPort Disclosure Materials Provided to Telenational

Schedules to Asset Purchase Agreement dated April 23, 1997
Schedule 1.2(x)                   Use of Name
Schedule 1.3                      Assumed Liabilities
Schedule 1.8(j)                   Authority/Creditors
Schedule 2.2                      Validity/Authority
Schedule 2.4                      Transactions with Affiliates/Partners
Schedule 2.5                      Financial Statements
Schedule 2.7                      Interim Changes/Potential Material
                                  Adverse Effect
Schedule 2.8                      Outstanding Accounts/Notes Receivable
Schedule 2.9                      List/Summary Description of Insurance
                                  Policies or Fidelity Bond
Schedule 2.10                     Asset List
Schedule 2.11                     Proprietary Information
Schedule 2.12                     Customers and Suppliers
Schedule 2.13                     Employees/Benefits
Schedule 2.14                     Licenses & Permits
Schedule 2.15                     Material Contracts
Schedule 2.17                     Legal Proceedings
Schedule 2.19                     Brokers (Friedrich)
Schedule 4.1                      Interim Conduct of Business
Schedule 7.7                      Assumed Liabilities/Guaranties